EXHIBIT 99.1

Colony Bankcorp, Inc. Announces Appointment of New Director

FITZGERALD, Ga., June 15, 2007 (PRIME NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) announced that Jonathan Ross was recently appointed as a director of Colony Bankcorp, Inc. during the company's May board meeting. Mr. Ross is President of Ross Construction Co., Inc. and has served as a subsidiary director for Colony Bank Worth since 2004. "Jonathan brings diverse knowledge and experience in business that will complement our board. He has been associated with our company for a number of years and knows our company well," stated Colony Bankcorp, Inc. Chairman L. Morris Downing, Jr. Mr. Ross has been in the construction industry for more than 25 years serving in various capacities before establishing Ross Construction in 2001. He and his wife Jill, along with their two children, reside in Tifton.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-nine offices located in the middle and south Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol "CBAN."

CONTACT:  Colony Bankcorp, Inc.
          Terry Hester, Chief Financial Officer
          229-426-6002